NEWS RELEASE
For Immediate Release
Contact: Glen Akselrod, Bristol Capital
(905) 326-1888, Ext. 1
glen@bristolir.com

Aqua Metals Announces Third Quarter 2019 Results
Remain on schedule to commission and commence running all 16 AquaRefining modules by year end

Recent Highlights:

•	Demonstrated four AquaRefining modules running 24x7

•	Demonstrated capacity of battery breaking and separation systems to support full 16 module capacity in endurance runs

•	Shifted fourth quarter operating plan allowing focus on completion of Phase Two capital upgrades to enable achieving full capacity at an expected positive contribution margin

•	Remain on schedule to commission and endurance test all 16 modules by, or near, the end of 2019

•	Received approval from an equipment finance company for $5,000,000 of non-dilutive capital equipment leasing, expected to close in fourth quarter

•	Continuing advanced discussions regarding pre-sale of a portion of our 2020 lead production

•	Amended Veolia contract, deferring funding requirement for expansion to 32 modules to end of first quarter, 2020

•	Major Phase Two capital upgrade equipment in place, began installation and commissioning

•	Remain on schedule to resume ramping production in the first quarter of 2020, utilizing Phase Two capital upgrade equipment

•	Awarded patents in ARIPO (Africa), Australia, India, Indonesia Japan and Vietnam

•	Developed and marketed a Licensing Program on a global basis, in discussions with several prospects

•
Comprehensive visit to nominated first licensing site for Clarios completed; advanced discussions of commercial and technical proposals are proceeding, while simultaneously working to finalize letter of readiness metrics

MCCARRAN, NV., Nov. 12, 2019 (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ: AQMS) ("Aqua Metals" or the "Company"), which is reinventing lead recycling with its AquaRefining™ technology, today announced financial and operational results for its third quarter ended September 30, 2019.
"I’m pleased to report that, as we have guided throughout 2019 and for the first time in the company’s history, we are on track with our plan of commissioning all 16 modules in their final production configuration by the end of the year,” stated Steve Cotton, President and Chief Executive Officer. "This is a major inflection point for Aqua Metals, and in early 2020 we intend to run all 16 modules, the entirety of the AquaRefinery, with increasing run time. Coupled with other portions of the plant, we intend to continuously improve efficiency and utilization throughout the year. We are determined to demonstrate that our innovative technology is both an economic and environmental success story."
Third Quarter 2019 Financial Results
During the quarter ended September 30, 2019, the Company recognized revenue of $2.4 million, a gain of 102% compared to $1.2 million for the third quarter of 2018. Product sales consisted of high-purity lead from the AquaRefining process, resulting from increased production, as well as lead bullion, lead compounds and plastics.
Cost of product sales increased by approximately 28% in the quarter to $8.2 million compared to $6.5 million in the third quarter of 2018. However, costs as a percentage of revenue decreased by 37%. Costs were driven by materials and supplies related to increased production.
General and administrative expenses for the third quarter of 2019 were $5.1 million, compared to $2.2 million in the third quarter of 2018. This included several non-cash expense items, comprised of $0.8 million of expenses related to the Veolia agreement for operations, maintenance and management services, $1.7 million for the recognition of non-cash Veolia agreement warrant expense, and $0.8 million in non-cash stock-based compensation.
For the quarter ended September 30, 2019, the Company had an operating loss of $11.3 million compared to an operating loss of $8.4 million for the third quarter of 2018. The net loss for the third quarter of 2019 was $11.3 million, or ($0.20) per diluted share, compared to a net loss of $9.3 million, or ($0.24) per diluted share, in the third quarter of 2018. The net loss for the third quarter of 2019 included $4.4 million of non-cash items including the $0.9 million in stock-based compensation and $2.5 million of expenses related to the Veolia agreement. Excluding the impact of the Veolia non-cash compensation, the Company’s adjusted net loss(1) was $8.8 million or ($0.16) per basic and diluted share. Weighted average shares outstanding for the quarter was 57.1 million.
For the nine months ended September 30, 2019, the Company recognized revenue of $4.3 million (inclusive of pure AquaRefined lead) and had an operating loss of $30.5 million compared to $3.4 million of revenue (with no AquaRefined lead) and an operating loss of $24.6 million in the prior year period. The net loss for the first nine months of 2019 was $33.5 million, or ($0.66) per diluted share, compared to a net loss of $26.7 million, or ($0.82) per diluted share for the first nine months of 2018. Non-cash expenses for the first nine months of 2019 totaled $11.9 million.
As of September 30, 2019, the Company had $15.5 million in cash and cash equivalents.
(1) This is a non-GAAP measure; refer to the non-GAAP adjusted net loss section of this Press Release for additional detail.
Outlook for 2019
The Company has set in place and expects to complete commissioning of the key components of capital upgrade equipment including - concentrate production improvements, electrolyte chiller system, briquetting, evaporator systems, water recovery tanks and AquaRefining. The drying system is expected to be mechanically complete during the fourth quarter and commissioned in the first two weeks of January.
"Through our tireless efforts, coupled with the commitment and support of our partners, we have delivered on our previously guided schedule. We are very proud to have accomplished the goals established early this year and can now report on this progress and the positive outlook for the remainder of the fourth quarter. This is quite an exciting time for Aqua Metals as we set our eyes on completing our key metrics of the AquaRefinery and the licensing and partnering opportunities with key global companies in the battery industry we are already working on," added Cotton.
Conference Call and Webcast
Aqua Metals will hold a conference call on Tuesday, November 12, 2019 at 1:30 p.m. PST (4:30 p.m. EST) to discuss these results and corporate developments. Interested parties are invited to listen to the call live over the Internet at https://ir.aquametals.com/ir-calendar. The live call is also available by dialing 1-855-327-6837 or for international callers 1-631-891-4304. A replay of the teleconference will be available at https://ir.aquametals.com/ir-calendar. A replay will also be available until December 12, 2019 by dialing 1-844-512-2921 or 1-412-317-6671 and using pin number 10008042.
About Aqua Metals
Aqua Metals, Inc. (NASDAQ:AQMS) is reinventing lead recycling with its patented AquaRefining™ technology. Unlike smelting, AquaRefining is a room temperature, water-based process that emits less pollution. The modular systems are intended to allow the Company to vastly reduce environmental impact and scale lead acid recycling production capacity by licensing the AquaRefining technology to partners. This could help to meet growing demand for lead to power new applications including stop/start automobile batteries which complement the vehicle’s main battery, lead acid batteries which are in electric vehicles, Internet data centers, alternative energy applications including solar, wind, and grid scale storage. Aqua Metals is based in McCarran, NV, and has built its first recycling facility in Nevada’s Tahoe Reno Industrial Complex. To learn more, please visit www.aquametals.com.
Safe Harbor
This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. The forward looking statements in this release include expectations for the Company’s commissioning of all 16 modules by year-end, increased efficiency and positive contribution resulting from the operation of all 16 modules, relationships with Clarios and Veolia, the strength and efficacy of Aqua Metals’ portfolio of patent applications and issued patents, the lead acid battery recycling industry, the future of lead acid battery recycling via traditional smelters, the Company’s development of its commercial lead acid battery recycling facilities and the quality and efficiency of the Company’s proposed lead acid battery recycling operations. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that the Company may not be able to commission all 16 modules by year-end or realize the expected efficiencies and positive contribution from their operation, (2) the risk that the Company may not enter into an equipment leasing transaction or a transaction for the pre-sale of its AquaRefined lead, be able to, (3) the risk that the Company may not produce and market AquaRefined lead on a commercial basis or, if the Company achieves commercial operations, that such operations will be profitable; (4) the fact that the Company only recently commenced production of AquaRefined lead and has not generated any significant revenue from the sale of AquaRefined lead to date, thus subjecting the Company to all of the risks inherent in an early-stage company; (5) the risk that the Company may not be able to realize the expected benefits of its relationships with Clarios and Veolia, (6) the risk no further patents will be issued on the Company’s patent applications or any other application that it may file in the future and that those patents issued to date and any patents issued in the future will be sufficiently broad to adequately protect the Company’s technology; (7) the risk that the Company’s initial patents and any other patents that may be issued to it may be challenged, invalidated, or circumvented, (8) risks related to Aqua Metals’ ability to raise sufficient capital, as and when needed, to develop and operate its recycling facilities and fund continuing losses from operations as the Company endeavors to achieve profitability; (9) changes in the federal, state and foreign laws regulating the recycling of lead acid batteries; (10) the Company’s ability to protect its proprietary technology, trade secrets and know-how and (11) those other risks disclosed in the section “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q filed on November 12, 2019 and subsequent SEC filings. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.
Non-GAAP Adjusted net loss
The Company believes the use of adjusted net loss allows management, investors, and analysts to understand its net loss related to its primary business. For the three and nine months ended September 30, 2019, effects of the Veolia non-cash share payments have been excluded from net loss. Net loss is reconciled to adjusted net loss in the table below (in thousands, except per share amounts):

AQUA METALS, INC.
Reconciliation to Non-GAAP Net Loss

(Unaudited)

	Three months ended September 30, 2019	Nine months ended September 30, 2019
Net loss	$(11,316)	$(33,525)
Veolia non-cash share payments	$2,493	$6,146
Adjusted net loss	$(8,823)	$(27,379)

Net loss per share, basic and diluted	$(0.20)	$(0.66)
Veolia non-cash share payments	$0.04	$0.12
Adjusted net loss per share, basic and diluted	$(0.16)	$(0.54)

Note About Non-GAAP Financial Measures

In addition to the unaudited results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Aqua Metals presents adjusted net loss and adjusted net loss per share, which are non-GAAP financial measures. Adjusted net loss and adjusted net loss per share are determined by taking net loss and eliminating the impacts of our issuance of shares of our common stock to Veolia in consideration of services provided to us by Veolia. Our definitions of adjusted net loss and adjusted net loss per share may not be comparable to the definitions of similarly titled measures used by other companies. We believe that these non-GAAP financial measures, viewed in addition to and not in lieu of our reported GAAP results, provides useful information to investors by providing a more focused measure of operating results. These metrics are used as part of our internal reporting to evaluate our operations and the performance of senior management. A table reconciling this measure to the comparable GAAP measure is available in the accompanying financial tables above.

AQUA METALS, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(Unaudited)

	September 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$15,541	$20,892
Accounts receivable, net	1,714	725
Inventory, net	1,823	765
Prepaid expenses and other current assets	876	370
Total current assets	19,954	22,752

Non-current assets
Property and equipment, net	51,649	45,548
Intellectual property, net	1,044	1,271
Other assets	4,273	1,800
Total non-current assets	56,966	48,619

Total assets	$76,920	$71,371

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$5,288	$2,088
Accrued expenses	3,582	5,196
Lease liability, current portion	536	121
Deferred rent, current portion	—	8
Notes payable, current portion	277	311
Convertible note payable, current portion	—	4,075
Total current liabilities	9,683	11,799

Deferred rent, non-current portion	—	27
Lease liability, non-current portion	1,005	110
Asset retirement obligation	779	745
Notes payable, non-current portion	8,488	8,600
Total liabilities	19,955	21,281

Commitments and contingencies

Stockholders’ equity
Common stock; $0.001 par value; 100,000,000 shares authorized; 57,292,874 and 38,932,437 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively,	57	39
Additional paid-in capital	185,529	145,147
Accumulated deficit	(128,621)	(95,096)
Total stockholders’ equity	56,965	50,090

Total liabilities and stockholders’ equity	$76,920	$71,371

AQUA METALS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Product sales	$2,361	$1,169	$4,281	$3,378

Operating cost and expense
Cost of product sales	8,231	6,453	20,097	16,489
Research and development cost	282	967	1,240	3,645
General and administrative expense	5,107	2,174	13,458	7,862
Total operating expense	13,620	9,594	34,795	27,996

Loss from operations	(11,259)	(8,425)	(30,514)	(24,618)

Other income and (expense)
Interest expense	(142)	(919)	(3,234)	(2,225)
Interest and other income	85	81	225	123

Total other expense, net	(57)	(838)	(3,009)	(2,102)

Loss before income tax expense	(11,316)	(9,263)	(33,523)	(26,720)

Income tax expense	—	—	(2)	(2)

Net loss	$(11,316)	$(9,263)	$(33,525)	$(26,722)

Weighted average shares outstanding, basic and diluted	57,053,982	38,779,710	50,491,786	32,553,939

Basic and diluted net loss per share	$(0.20)	$(0.24)	$(0.66)	$(0.82)